Exhibit 10.16

Proposed Form of Performance-Vesting Restricted Stock Letter Agreement

December 22, 2008

Michael W. Scudder

President and Chief Executive Officer

First Midwest Bancorp, Inc.

One Pierce Place, Suite 1500

Itasca, IL 60143

RE:	Letter Agreement dated December 22, 2008, Restricted Stock Number

Grant of Performance-Vesting Restricted Stock (the “Agreement”)

Dear Mike:

I am pleased to advise you that on December 22, 2008 (the “Date of Grant”), in recognition of your having assumed the position of President and Chief Executive Officer of First Midwest Bancorp, Inc. (the “Company”) and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the “Plan”), the Compensation Committee (the “Committee”) and the Board of Directors of the Company approved a grant to you of a “Performance-Vesting Restricted Stock Award” (the “Award”). The Award provides you with the opportunity to earn 30,920 shares of the Company’s Common Stock.

The Award is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1)	Award

The Company hereby grants to you an Award of 30,920 shares of Common Stock, subject to the restrictions and other conditions set forth herein. Such shares are referred to in this Letter Agreement as the “Restricted Shares.” Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

(2)	Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, all of the Restricted Shares shall vest and become transferable on March 15, 2012 if (a) the Company achieves an average annual core return on average assets (“ROAA”) during the three-year period commencing January 1, 2009 and ending December 31, 2011 which equals or exceeds the average median annual ROAA achieved by the financial institutions in the Company’s peer group for the same three-year performance period (all as more fully

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

described on Exhibit A to this Letter Agreement), and (b) you continue in the employment of the Company through December 31, 2011. In the event the Company’s average annual ROAA for the three-year performance period does not equal or exceed such average median ROAA of the Company’s peer group, all of the Restricted Shares shall be immediately forfeited as of December 31, 2011, all your rights thereunder shall terminate and no vesting shall occur after such date.

(3)	Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death or Disability, all restrictions will lapse and the Restricted Shares will become immediately vested and transferable in full. If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Shares, all non-vested Restricted Shares shall be immediately forfeited, all your rights thereunder shall terminate and no vesting shall occur after such date.

(4)	Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions will lapse and the Restricted Shares shall be vested and fully transferable. For purposes of this Letter Agreement, “Change in Control” shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(5)	Non-Transferability

This Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(6)	Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company’s Corporate Secretary prior to selling any such shares.

(7)	Stockholder Rights

Upon the effective date of the book entry pursuant to paragraph (1), you shall have the rights of a stockholder with respect to the Shares, including, the right to vote the shares; provided that all cash dividends or other cash distributions paid or made available with respect to such shares shall not be paid to you, but shall be used to purchase additional shares of Common Stock. Any shares purchased with cash dividends or distributions and any stock dividends or other in-kind dividends or distributions shall be held by the Company until the related Restricted Shares have become vested in accordance with this Award and shall remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions related.

(8)	Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares, which will generally occur as the Restricted Shares vest, or as of the date of grant if you file an election under Section 83(b) of the tax code. Payment of withholding upon vesting of the Shares will be accomplished through withholding by the Company of Shares then vesting under this Award with a value equal to such minimum statutory withholding amount. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises. Payment of withholding as a result of an 83(b) election must be made by you to the Company in cash or by delivering previously-acquired shares with a Fair Market Value equal to the required withholding.

(9)	Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan’s “Summary Description” and the document entitled “Rules Applicable to Restricted Shares”. You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)	Employment; Future Awards; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. Nothing herein shall create any right for you to receive, or obligation on the part of the Company grant to you, any future Awards under the Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11)	Conformity with Plan

The Award is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

Any action taken or decision made by the Compensation Committee of the Company’s Board of Directors arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan, shall lie within sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Agreement shall be binding upon your heirs, executors, administrators and successors.

This Agreement shall be construed and interpreted in accordance with the laws of the Sate of Delaware.

(12)	TARP Capital Purchase Program

You acknowledge that this Letter Agreement and the Performance-Vesting Restricted Stock Award described herein constitutes a “Compensation Arrangement” subject to the provisions of the CPP Senior Executive Officer Agreement Under the TARP Capital Purchase Program you entered in to with the Company on or about December 5, 2008 in connection with the participation by the Company in the United States Department of the Treasury’s TARP Capital Purchase Program.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the “Beneficiary Designation Form” and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Secretary of First Midwest Bancorp, Inc. at (630) 875-7345.

Very truly yours,

Cynthia A. Lance
Executive Vice President, Corporate Secretary
First Midwest Bancorp, Inc.

Exhibit A to Performance-Vesting Restricted Stock Letter Agreement

Provisions Relating to Performance-Vesting Condition

As provided in paragraph (2) of the Performance-Vesting Restricted Stock Letter Agreement, except as provided in paragraph (3) and (4) of the Letter Agreement, the vesting of the Restricted Shares on March 15, 2012 is subject to continued employment through December 31, 2011 and to the Company’s average annual core return on average assets (“ROAA”) for the three-year period ending December 31, 2011 (the “Performance Period”) being equal to or exceeding the average median annual ROAA of a Selected Peer Group during the Performance Period.

As promptly as practicable after the end of the Performance Period and prior to March 15, 2012, the Compensation Committee shall certify the Company’s

(a)	average annual ROAA for the Performance Period;

(b)	the ROAA and relative ranking of each member of the Selected Peer Group for each year of the Performance Period;

(c)	the median ROAA achieved by the members of the Selected Peer Group for each such year;

(d)	the resulting average median annual ROAA;

(e)	whether the Company’s average annual ROAA equals or exceeds such average median ROAA. If the Committee certifies that the Company’s average annual ROAA equals or exceeds such average median ROAA then the performance-vesting condition shall be deemed satisfied; and

(f)	If the Committee determines that the Company’s average annual ROAA does not equal or exceed such average median ROAA or otherwise fails to certify achievement of the required level of Company ROAA, then the performance-vesting condition shall not be deemed satisfied.

For purposes of making such determination and providing such certification:

Core return on net assets is the quotient, rounded to two decimal places, obtained by dividing (1) the aggregate core income (net income before extraordinary items less the after-tax portion of gains/losses on investment securities and nonrecurring gains) for each year during the Performance Period by (2) the average assets for such year, in each case as determined based on the core income and average assets reported by each of the Company and the Selected Peer Group Companies in their respective Annual Reports on Form 10-K; and

The Selected Peer Group Companies shall be companies listed in the following table, subject to modification as set forth below.

First Midwest Bancorp, Inc.

Omnibus Stock and Incentive Plan

Results for 3 Year Performance Period Ending December 31, 2011

Selected Peer Group Companies (SPGCs) (see note below)
AMCORE Financial, Inc.
BOK Financial Corporation
Commerce Bancshares, Inc.
Cullen/Frost Bankers, Inc.
First Commonwealth Financial Corporation
Fulton Financial Corporation
MB Financial, Inc.
Old National Bancorp
Provident Bankshares Corporation
Susquehanna Bancshares, Inc.
UCBH Holdings, Inc.
Valley National Bancorp
Whitney Holding Corporation
Wintrust Financial Corporation

Performance Grid for 3 Year Period Ending December 31, 2011

Relative Average Annual Core ROAA To Average Annual Median Core ROAA of Peers	% of Restricted Shares Vested
Equal to or Above Average Median	100%
Below Average Median	0%

Note: If during the measurement period any Selected Peer Group Company (an “SPGC”) shall incur a disqualifying event, that SPGC shall be excluded from the Selected Peer Group as of the first day of the calendar year of the disqualifying event. The disqualified SPGC’s results during the portion of the Performance Period prior to the year of disqualification shall be combined with the performance of the Replacement Peer Group Company (as selected below)(an “RPGC”) during the remainder of the Performance Period for purposes of determining the median level of ROAA of the Selected Peer Group.

An SPGC will incur a disqualifying event if the SPGC:

(a) becomes party to any agreement the consummation of which would cause such SPGC to cease to be publicly traded, or

(b) announces an intention to be sold, to cease to be publicly traded or to take actions which would cause it to cease to be publicly-traded.

Any SPGC excluded due to a disqualifying event will be replaced as of the first day of that calendar year by one of the following companies, provided such RPGC has not incurred a disqualifying event during the Performance Period:

First Merit Corp

Cathay General Bancorp

UMPQUA Holdings Corp

The process for determining the RPGC to be added to the Select Peer Group Companies for the disqualified SPGC(s) shall be as follows:

(1) The initial SPGCs, RPGCs and the Company will be ranked based on market capitalization as of December 31, 2008;

(2) The RPGC closest in rank to the disqualified SPGC shall be added to the Select Peer Group Companies (in the event of a tie (for example, if one RPGC is ranked right above the excluded SPGC and one is right below), the higher ranking RPGC shall be chosen); and

(3) If there is more than one disqualified SPGC, then step (2) shall be applied in the order in which the disqualifying events occurred, starting with the earliest disqualifying event.